Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of ConvergEx Inc. of our report dated March 15, 2011 relating to the financial statements of Townsend Analytics, Ltd., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, IL

May 4, 2011